               TRANSFER AGENT AND ADMINISTRATIVE SERVICE AGREEMENT


            AGREEMENT made as of the 23rd of October, 1990, by and between MIMLIC Money Market Fund, Inc., a Minnesota corporation, having its principal office and place of business at 400 North Robert Street, St. Paul, Minnesota, 55101, (the "Fund"), and The Minnesota Mutual Life Insurance Company, a Minnesota corporation having its principal office and place of business at 400 North Robert Street, St. Paul, Minnesota, 55101, ("Minnesota Mutual").

            WHEREAS, the Fund desires to engage Minnesota Mutual to provide to the Fund transfer agent, dividend disbursing agent, accounting, audit, legal and other administrative services, and Minnesota Mutual desires to provide such services;

            NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:


Article 1   TERMS OF APPOINTMENT; DUTIES OF MINNESOTA MUTUAL

            1.01 Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints Minnesota Mutual, and Minnesota Mutual hereby agrees:

             (a) to act as the Fund's transfer agent for the Fund's authorized and issued shares of its common stock ("Shares"), and to act as the Fund's dividend disbursing agent and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of the Fund ("Shareholders") and set out in the currently effective prospectus of the Fund, including without limitation any periodic investment plan or periodic withdrawal program; and

             (b) to provide certain accounting, auditing, legal and other administrative services to the Fund.

            1.02 Minnesota Mutual agrees that, in accordance with Section 1.01(a), it will perform such transfer agent, dividend disbursing agent and other services as are required by the Fund, including, without limitation, the following:

             (a) receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation therefor to the Custodian of the Fund (the "Custodian");

             (b) pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

             (c) receive for acceptance, redemption requests and redemption directions and deliver the appropriate documentation therefor to the Custodian;

             (d) at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

             (e) effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

             (f) prepare and transmit payments for dividends and distributions declared by the Fund;

             (g) maintain records of account for and advise the Fund and its Shareholders as to the foregoing;

             (h) perform all of the other customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes on non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and the confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information; and

             (i) provide a system which will enable the Fund to monitor the total number of Shares sold in each state.

            1.03 Minnesota Mutual agrees that, in accordance with Section 1.01(b), it will perform such accounting, auditing, legal and other administrative services as are required by the Fund, including, without limitation, the following:

             (a) register or qualify, and maintain the registrations or qualifications, of the Fund and its Shares under state or other securities laws. Minnesota Mutual shall also identify those transactions and assets to be treated as exempt from blue sky reporting for each state.

             (b) calculate the Fund's net asset value per Share at such times and in such manner as specified in the Fund's current prospectus and statement of additional information and at such other times as the parties hereto may from time to time agree upon;

             (c) upon the Fund's distribution of dividends and capital gains, calculate the amount of such dividends and capital gains to be received per Share and calculate the number of additional Shares to be received by each Shareholder, other than any shareholder who has elected to receive such dividends and capital gains in cash;

             (d) prepare and maintain all accounting records required by the Fund, including a general ledger;

             (e) prepare the Fund's annual and semi-annual financial statements;

             (f) prepare and file the Fund's income, excise and other tax returns;

             (g) provide audit assistance in conjunction with the Fund's independent auditors;

             (h) provide such legal services as the parties hereto may from time to time agree upon, including without limitation preparation and filing with the Securities and Exchange Commission of the annual or more frequent post-effective amendments to the Fund's registration statement and the Fund's proxy materials; and

             (i) provide such other administrative services as the parties hereto may from time to time agree upon.

            1.04 Procedures applicable to certain of these services may be established from time to time by agreement between the Fund and Minnesota Mutual.


Article 2   COMPENSATION FOR SERVICES

            2.01 In payment for the transfer agent and administrative services to be performed by Minnesota Mutual hereunder, the Fund shall pay to Minnesota Mutual such fees as are in accordance with Schedule A hereto.

            2.02 In addition to the fees paid under Section 2.01 above, the Fund will reimburse Minnesota Mutual for out-of-pocket expenses or advances incurred by Minnesota Mutual in connection with Minnesota Mutual's performance of services hereunder.


Article 3   REPRESENTATIONS AND WARRANTIES OF MINNESOTA MUTUAL

            Minnesota Mutual represents and warrants to the Fund that:

            3.01 It is a corporation duly organized and existing and in good standing under the laws of the State of Minnesota.

            3.02 It is duly qualified to carry on its business in the State of Minnesota.

            3.03 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

            3.04 It is duly registered with the Securities and Exchange Commission as a transfer agent pursuant to Section 17A of the Securities Exchange Act of 1934, as amended.


Article 4   REPRESENTATIONS AND WARRANTIES OF THE FUND

            The Fund represents and warrants to Minnesota Mutual that:

            4.01 It is a corporation duly organized and existing and in good standing under the laws of Minnesota.

            4.02 It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform this Agreement.

            4.03 All corporate proceedings required by said Articles of Incorporation and Bylaws have been taken to authorize it to enter into and perform this Agreement.

            4.04 It is an open-end and diversified management investment company registered under the Investment Company Act of 1940.

            4.05 A registration statement under the Securities Act of 1933 is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.


Article 5   INDEMNIFICATION

            5.01 Minnesota Mutual shall not be responsible for, and the Fund shall indemnify and hold Minnesota Mutual harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

             (a) All actions of Minnesota Mutual or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith without negligence or willful misconduct.

             (b) The Fund's refusal or failure to comply with the terms of this Agreement, or which arise out of the Fund's lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Fund hereunder.

             (c) The reliance on or use by Minnesota Mutual or its agents or subcontractors of information, records and documents which (i) are received by Minnesota Mutual or its agents or subcontractors and furnished to it by or on behalf of the Fund, and (ii) have been prepared and/or maintained by the Fund or any other person or firm on behalf of the Fund.

             (d) The reliance on, or the carrying out by Minnesota Mutual or its agents or subcontractors of any instructions or requests of the Fund.

            5.02 Minnesota Mutual shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by Minnesota Mutual as a result of Minnesota Mutual's lack of good faith, negligence or willful misconduct.

            5.03 At any time Minnesota Mutual may apply to any officer of the Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by Minnesota Mutual under this Agreement, and Minnesota Mutual and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or in good faith reliance upon the opinion of such counsel. Minnesota Mutual, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided Minnesota Mutual or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. Minnesota Mutual, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any current or former transfer agent or registrar, or of a co-transfer agent or co-registrar.

            5.04 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

            5.05 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

            5.06 In order that the indemnification provisions contained in this Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

Article 6   COVENANTS OF THE FUND AND MINNESOTA MUTUAL

            6.01 Minnesota Mutual hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

            6.02 Minnesota Mutual shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, Minnesota Mutual agrees that all such records prepared or maintained by Minnesota Mutual relating to the services to be performed by Minnesota Mutual hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

            6.03 Minnesota Mutual and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanges or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

            6.04 In the case of any requests or demands for the inspection of the Shareholder records of the Fund, Minnesota Mutual will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. Minnesota Mutual reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.


Article 7   EFFECTIVE DATE, DURATION AND TERMINATION OF AGREEMENT

            7.01 The effective date of this Agreement shall be March 1, 1991. Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect until the next annual meeting of the Fund's shareholders and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the Board of Directors of the Fund, including the specific approval of a majority of the directors who are not interested persons of the Fund, MIMLIC Asset Management Company ("MIMLIC Asset"), investment adviser to the Fund, or MIMLIC Sales Corporation ("MIMLIC Sales"), the underwriter of the Fund's Shares, cast in person at a meeting called for the purpose of voting on such approval.

            7.02 This Agreement may be terminated at any time without the payment of any penalty by the vote of the Board of Directors of the Fund, or by Minnesota Mutual, upon 60 days' written notice to the other party.

Article 8   ASSIGNMENT

            8.01 This Agreement shall automatically terminate in the event of its assignment as such term is defined by the Investment Company Act of 1940, as amended.


Article 9   AMENDMENT

            9.01 This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Directors of the Fund, including a majority of the directors who are not interested persons of the Fund, MIMLIC Asset or MIMLIC Sales, cast in person at a meeting called for the purpose of voting on such approval.


Article 10  MINNESOTA LAW TO APPLY

            10.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Minnesota.


Article 11  MERGER OF AGREEMENT

            11.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.


Article 12  NOTICES

            12.01 Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.


                                 MIMLIC MONEY MARKET FUND, INC.



                                 By
                                   -----------------------------------

                                 Attest
                                       -------------------------------


                                 THE MINNESOTA MUTUAL LIFE
                                 INSURANCE COMPANY



                                 By
                                   -----------------------------------

                                 Attest
                                       -------------------------------

                         MIMLIC MONEY MARKET FUND, INC.
                                   SCHEDULE A
                        (As amended January 15, 1996 and
                           effective February 1, 1996)


             (1) Minnesota Mutual shall receive, as compensation for its transfer agent, dividend disbursing agent and other services pursuant to Section
1.02 of this Agreement, both a monthly base fee and, for each shareholder account, a monthly account fee determined in accordance with the following table:

            Monthly Base Fee                Monthly Account Fee
            ----------------                -------------------

                 $977                              $1.50

             (2) Minnesota Mutual shall receive, as compensation for its accounting, auditing, legal and other administrative services pursuant to
Section 1.03 of this Agreement, a monthly fee determined in accordance with the following table:

                             Monthly Administrative
                                  Services Fee
                             ----------------------

                                     $3,000

            Said monthly fees shall be paid to Minnesota Mutual not later than five days following the end of each calendar quarter in which said services were rendered.